Exhibit 10.1

May 19, 2020

[NAME]

RE:     Retention Bonus

Dear [NAME]:

To incentivize you to remain with and committed to Libbey Inc. (the “Company” or “we”) and its subsidiaries (collectively “Libbey”) we are offering you a retention bonus in the gross amount of $[AMOUNT] (the “Retention Bonus”) upon the terms set forth in this letter agreement. In order to be eligible for the Retention Bonus you must sign and return this letter agreement to me by May 20, 2020 acknowledging your agreement to the terms specified in this letter agreement.

If you accept this offer, then no later than May 22, 2020 we will advance and pre-pay to you the full amount of the Retention Bonus (less required withholdings), subject to your agreement to repay the Retention Bonus to the Company in full if you resign without Good Reason (as defined below) or are terminated by a Libbey entity for Cause before May 19, 2021 (the “Retention Date”).

You will earn the Retention Bonus and will not have to repay it only if (i) you are employed by a Libbey entity on the Retention Date, or (ii) your employment is terminated by a Libbey entity without Cause or as a result of your resignation for Good Reason or you die or become disabled before the Retention Date and you (or your estate in the case of death) sign and do not revoke a general release of claims in a form satisfactory to the Company within forty-five (45) days of your termination.

If you resign without Good Reason or your employment is terminated by a Libbey entity for Cause before the Retention Date, then you will not earn the Retention Bonus and you will be required to repay the full gross amount of the Retention Bonus to the Company. If your employment is terminated without Cause or you resign with Good Reason before the Retention Date and you fail to return the required release within 45 days of your termination or revoke the release, then you also will not have earned the Retention Bonus and will be required to repay the full gross amount. Note, you will be considered to have been terminated without Cause if your employment with all Libbey entities is terminated in connection with a sale of assets, even if you accept employment with and are immediately rehired by a buyer.

If you are required to repay the Retention Bonus under this letter agreement, then you agree to do so promptly, but in no event more than fifteen (15) days following your termination. Upon your termination, you acknowledge and agree that Libbey may offset and reduce any other compensation owed to you (including, but not limited to, any leave or paid time off required to be paid to you, earned and unpaid wages, unreimbursed business expenses you may be entitled to, earned and unpaid commissions, deferred compensation and/or any severance payments you are or may become entitled to), by the amount of the Retention Bonus. However, no compensation will be reduced if doing so would violate applicable law or would result in penalty taxes under Section 409A of the Internal Revenue Code of 1986 and the rules and regulations thereunder. We reserve all other rights and remedies available to recoup the full amount of the Retention Bonus advanced under this letter agreement, including the right to file a legal claim in court.

Except as may otherwise be required by law, you agree not to disclose-the existence of this Agreement or any of its terms to anyone other than your spouse or domestic partner and any financial, accounting, tax or legal advisor who agrees to be bound not to make any such disclosure.

This letter does not confer upon you any right to continue in the employment of Libbey for any period or interfere with or otherwise restrict in any way the rights of your employer or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

For purposes of this agreement:

“Cause” means: (i) your willful and continuous failure (other than as a result of your incapacity due to physical or mental illness) to substantially perform your duties with Libbey after Libbey has delivered to you a written demand for substantial performance that specifically identifies the manner in which Libbey believes you have not substantially performed your duties; (ii) your willful and continuous failure (other than as a result of your incapacity due to physical or mental illness) to substantially follow and comply with the specific and lawful directives of Libbey, after Libbey has delivered to you a written demand for substantial performance that specifically identifies the manner in which Libbey believes you have not substantially followed or complied with the directives of the Company; (iii) your commission of an act of fraud or dishonesty that causes harm to Libbey; (iv) your failure to comply with a material Libbey policy or code of conduct; (v) your material breach of any material obligation under any written agreement between you and Libbey; (vi) your illegal conduct or gross misconduct that causes harm to Libbey; (vii) your conviction of a misdemeanor or felony that (A) is directly related to the position that you occupy with Libbey or (B) indicates that you are unsuitable for the position that you occupy with Libbey. The Compensation Committee of the Board of Directors of the Company has the sole authority and discretion to determine whether any termination is for Cause and such determination will be final and binding on you and the Company.

“Good Reason” means the occurrence of any of the following circumstances without your consent: (i) Libbey’s reduction of your annual base salary and the reduction is not applied in the same or similar manner to similarly situated employees; (ii) Libbey’s relocation of your principal place of employment by more than 50 miles; or (iii) Libbey’s material breach of any written agreement between Libbey and you and Libbey do not remedy it within sixty (60) days after receiving from you written notice of the breach. If you do not deliver to Libbey, within ninety (90) days after the date on which you knew or should have known of the Good Reason event, written notice specifying in reasonable detail the particulars giving rise to the Good Reason event, you will be deemed conclusively to have waived that particular Good Reason event (but not any subsequent Good Reason event) even if your failure to give timely notice of the Good Reason event is a result of your incapacity due to physical or mental illness. In all events, Libbey will be given a thirty (30)-day period to cure or remedy the condition giving rise to your notice.

This agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to conflicts of law principles thereunder. Any litigation arising out of this agreement shall be brought exclusively in the federal or state courts sitting in Toledo, Ohio, to which jurisdiction you and the Company hereby submit with respect to litigation arising out of this Agreement, and both you and the Company hereby knowingly and willingly waive their rights to a jury trial in any such litigation.

You should be aware that in addition to your obligation to repay the Retention Bonus under this letter agreement, the Retention Bonus could also be subject to recoupment in the event the Company files for bankruptcy in the future.

Please indicate your acceptance of the provisions of this agreement by signing the enclosed copy of this letter agreement and returning it to me by May 20, 2020.

Very truly yours,

LIBBEY INC.

Jennifer M. Jaffee

Senior Vice President, General Counsel & Secretary

Agreed and Accepted:

___________________________

[NAME]

Date _______________________